Exhibit 10.17
PHANTOM UNIT AGREEMENT
[NAME]
[DATE]
Dear: [NAME]
     You currently hold _________ Phantom Units of Terra Nitrogen Company, L.P. (“Terra Nitrogen”), of which _____ were granted to you in equal installments on each of June 1, 2005, 2006 and 2007, and _______ were received as a result of cash distributions that were made prior to the date hereof to holders of common units representing limited partner interests of Terra Nitrogen (“Common Units”). In order to address the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder as in effect from time to time (“Section 409A”), the material terms of your Phantom Units are now set forth in this agreement (the “Agreement”).
     1. Each Phantom Unit will entitle you to a cash payment based on the value of one Common Unit, as set forth herein.
     2. In the event of a cash distribution to holders of Common Units, you shall be entitled to receive an additional number of Phantom Units equal to (A) the number of Phantom Units that you hold as of the date on which such distribution is paid to holders of Common Units (the “Payment Date”) divided by the Closing Price (as defined below) per Common Unit on the Payment Date multiplied by (B) the value per Common Unit of the cash distribution. Each additional Phantom Unit that you receive pursuant to this Paragraph 2 shall be subject to all terms and conditions set forth in this Agreement, including the right to receive additional Phantom Units with respect thereto, as provided in this Paragraph 2.
     For purposes of this Agreement, “Closing Price” shall mean, as of any date, (i) the closing sales price per Common Unit (A) as reported on the New York Stock Exchange — Composite Transactions for such date or (B) if the Common Units are listed on any other national stock exchange, as reported on the stock exchange composite tape for securities traded on such stock exchange for such date or, with respect to each of clauses (A) and (B), if there were no sales on such date, on the closest preceding date on which there were sales of Common Unit or (ii) in the event there shall be no public market for the Common Units on such date, the fair market value per Common Unit as determined in good faith by the board of directors of Terra Nitrogen GP Inc. (“TNGP”) or any successor thereto.
     3. Following the termination of your service as a non-management director of TNGP or any successor thereto for any reason, for each Phantom Unit that you hold, you will be entitled to receive a lump-sum cash payment equal to the average Closing Price per

Common Unit for the 20-trading-day period immediately preceding termination of your service, provided that any such termination of your service must constitute a “separation from service” within the meaning of Section 409A. The cash payment described in this Paragraph 3 shall be paid to you within 90 days following your separation service.
     4. In the event of a change in ownership or effective control of Terra Nitrogen or a change in the ownership of a substantial portion of the assets of Terra Nitrogen (within the meaning of Section 409A) (collectively, a “Change in Control”), for each Phantom Unit that you hold, you will be entitled to receive a lump-sum cash payment, not later than the 10th day following the consummation of the Change in Control, equal to the Closing Price on the date the Change in Control is consummated, provided that if Common Units are surrendered in the Change in Control transaction for the right to receive a cash payment, you shall instead be entitled to receive an amount in cash equal to the value per Common Unit received in the transaction by holders of Common Units.
     5. (a) Notwithstanding Paragraph 3, 4 or any other provision of this Agreement to the contrary, in accordance with a special transition rule under Section 409A of the Code that is scheduled to expire on December 31, 2007, you are being presented with a one-time opportunity to request conversion of all or a portion of your Phantom Units that are outstanding as of the date of this Agreement into the right to receive a cash payment on January 15, 2008; provided, however, that in no case may you request, nor will TNGP agree, to convert such number of Phantom Units such that following conversion, you shall hold less than 2,000 Phantom Units.
     (b) If you would like to make a request, then on or before December 10, 2007 at 3:00 p.m. EST, TNGP must receive, via facsimile at the number set forth in Paragraph 8 below, a signed copy of such request. Your request must indicate the number of Phantom Units that you would like to be converted into the right to receive a cash payment. Should you make such a request, your request will be deemed to be irrevocable when it is received via facsimile by TNGP, and you will not be permitted to amend or modify it thereafter for any reason (including by increasing or decreasing the number of Phantom Units subject to the request). In the event that TNGP accepts your request, on January 15, 2008, you will be entitled to a cash payment equal to the product of (i) the number of Phantom Units that TNGP has agreed to convert into cash multiplied by (ii) the Closing Price per Common Unit on the trading day on which your request was made, provided that if your faxed request is received by TNGP after 3:00 p.m. EST on such day, or if your request is received on a day that is not a trading day, your request will be deemed to have been made on the next trading day (the relevant trading day pursuant to this clause (ii) is herein referred to as the “Determination Date”).
     (c) Following the Determination Date, you will no longer be considered a holder of the Phantom Units that are subject to such request and, accordingly, will no longer have the right to receive any additional Phantom Units with respect thereto in the event that the Determination Date occurs before the record date for the payment of distributions to holders of Common Units. However, in the event that the Determination Date occurs after such record date but before the following Payment Date, you will be entitled to additional

Phantom Units with respect to the Phantom Units that are subject to the request.
     (d) Any Phantom Units that you hold that are not converted into a cash payment in accordance with this Paragraph 5 will remain outstanding and will continue to be governed by the terms of this Agreement.
     6. (a) It is intended that the provisions of this Agreement comply with Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.
     (b) Neither you nor any of your creditors or beneficiaries shall have the right to subject the Phantom Units to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any amounts payable to you or for your benefit with respect to the Phantom Units may not be reduced by, or offset against, any amount owing by you to TNGP or any of its affiliates.
     (c) If, at the time of your separation from service (within the meaning of Section 409A), (i) you shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by TNGP from time to time) and (ii) TNGP shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then TNGP shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the first business day after such six-month period.
     (d) Notwithstanding any provision of this Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, TNGP reserves the right to make amendments to this Agreement as TNGP deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you or for your account in connection with this Agreement (including any taxes and penalties under Section 409A), and neither TNGP nor any of its affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.
     7. Except as set forth in Paragraph 6, no provisions of this Agreement may be amended, modified, waived or discharged except by a written document signed by you and a duly authorized representative of TNGP.
     8. All communications to the Company shall be sent to the following address:

Terra Nitrogen GP Inc. 600 Fourth Street P.O. Box 6000 Sioux City IA 51102-6000
Attention:	John W. Huey Vice President, General Counsel and Corporate Secretary
Fax: 712-294-1247
     9. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

Very truly yours,

TERRA NITROGEN GP INC.

By:

Accepted and agreed:

[NAME]